CUMMINS ENGINE COMPANY, INC., AND SUBSIDIARIES
                            EXHIBIT 3(a)
       ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION
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The text of Article IV, Section 4.1 of the Restated Articles of
Incorporation is amended to read as follows:


     SECTION 4.1 AUTHORIZED CLASSES and NUMBER OF SHARES. The total number of shares which the Corporation has authority to issue shall be 152,000,000 shares, consisting of 150,000,000 shares of common stock ("Common Stock"), 1,000,000 shares of preference stock ("Preference Stock") and 1,000,000 shares of preferred stock (Preferred Stock"). The shares of Common Stock have a par value of $2.50 per share. The shares of Preference and Preferred Stock do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, each of the Corporation's shares of Preference Stock and Preferred Stock shall be deemed to have a par value of $1.00 per share.